Exhibit 4.11

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of April 7, 2010, among FGI Operating Company, Inc., a Delaware corporation (the “Issuer”), Freedom Group, Inc. (“FGI”) and FGI Holding Company, Inc. (together with FGI, the “Parent Guarantors”) and Wilmington Trust FSB, a federal saving bank, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, FGI, prior to the Transfer described below, and Bushmaster Firearms International, LLC, DPMS Firearms LLC, E-RPC, LLC, RA Brands, L.L.C., Remington Arms Company, Inc., H&R 1871, LLC and The Marlin Firearms Company (collectively, the “Guarantors”) have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 29, 2009, providing for the issuance of 10¼% Senior Secured Notes due 2015 (the “Notes”) of FGI, initially in the aggregate principal amount of $200,000,000, and providing for the guarantee of FGI’s obligations under the Notes by the Guarantors;

WHEREAS, FGI and the Guarantors have heretofore executed and delivered to the Trustee a Supplemental Indenture dated as of November 3, 2009, providing for the issuance of an additional $75,000,000 aggregate principal amount of Notes as Additional Securities under the Indenture;

WHEREAS, prior hereto FGI transferred certain of its assets and liabilities to the Issuer (the “Transfer”);

WHEREAS, the Issuer, FGI and the Guarantors have heretofore executed and delivered to the Trustee a Second Supplemental Indenture dated as of April 7, 2010, whereby the Issuer assumed all of FGI’s obligations under the Indenture and the Notes and each Guarantor confirmed that its guarantee applies to the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes;

WHEREAS, each of the Parent Guarantors desires to execute and deliver to the Trustee a supplemental indenture pursuant to which such Parent Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Indenture and the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, Section 13.04 of the Indenture provides that in connection with this Third Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that in the opinion of such officers or of such counsel, as applicable, all conditions precedent provided for in the Indenture relating to this Third Supplemental Indenture have been satisfied, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof;

WHEREAS, in accordance with Section 9.01 of the Indenture, the parties hereto desire to amend the Indenture as described below;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Third Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.             Defined Terms.  As used in this Third Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee.  Each of the Parent Guarantors hereby agrees, jointly and severally with the existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture; provided, that such Parent Guarantor may, upon notice to the Trustee, be released and discharged from all its obligations under Article 10 of the Indenture.

3.             Notices.  All notices or other communications to a Parent Guarantor shall be given and addressed as provided in Section 13.02 of the Indenture.

4.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

7.             Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.             Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

FREEDOM GROUP, INC.

By:	/s/ Ted Torbeck
Name: Ted Torbeck
Title: CEO

FGI HOLDING COMPANY, INC.

By:	/s/ Fredric E. Roth, Jr.
Name: Fredric E. Roth, Jr.
Title: Senior Vice President, General Counsel and Secretary

FGI OPERATING COMPANY, INC.

By:	/s/ Fredric E. Roth, Jr.
Name: Fredric E. Roth, Jr.
Title: Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST FSB, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President